Exhibit 99.1
News Release
For Immediate Release

ALASKA PACIFIC BANCSHARES, INC. REPORTS
ALASKA PACIFIC BANK IS RELEASED FROM REGULATORY ORDER

JUNEAU, Alaska, August 14, 2012 -- Alaska Pacific Bancshares, Inc. (OTCBB: AKPB) (“Company”), the parent company of Alaska Pacific Bank (“Bank”) announced  that on August 8, 2012 the Office of the Comptroller of the Currency (“OCC”) terminated the Order that the Bank had entered with the Office of Thrift Supervision (“OTS”) on September 28, 2010.    This immediately ends the regulatory restrictions that were contained in the Order. Since July 21, 2011 the Order had been enforced by the OCC as the successor to the OTS

Craig Dahl, President & CEO of the Company and the Bank stated, “We are very pleased that the OCC has released the Bank from these regulatory restrictions. We believe that the termination of the Order is as a result of the hard work of our staff and management along with the continued support from our board of directors.  The termination of the Order will free up a substantial amount of the Bank’s resources, which will be redirected to customer service and our continued efforts to enhance profitability.”  Dahl further stated, “It is very important to express our sincere appreciation to our customers who never questioned our ability to weather the storm in spite of the unprecedented economic challenges we were facing. Their unwavering loyalty is greatly appreciated.”

Alaska Pacific Bank is a locally-owned, community bank serving Southeast Alaska since 1935. The Bank offers a full range of banking services to individuals and businesses through its offices in Juneau, Ketchikan, and Sitka, Alaska. Alaska Pacific Bank is a federally-chartered savings bank headquartered in Juneau, Alaska and is the sole subsidiary of, publicly traded, Alaska Pacific Bancshares, Inc.

Contact:	Julie M. Pierce		Craig E. Dahl
	Senior Vice President and CFO	or	President and CEO
	907-790-5135		907-790-5101

Administration •2094 Jordan Avenue• Juneau, Alaska 99801
(907) 789-4844 •Fax: (907) 790-5110 • Website: www.alaskapacificbank.com